Exhibit 99.1

Isle of Capri Casinos, Inc. Commences Private Offering of $350 Million Aggregate Principal Amount of Senior Subordinated Notes due 2020

St. Louis, Mo., July 24, 2012 - Isle of Capri Casinos, Inc. (Nasdaq: ISLE) (the “Company”) announced today the proposed issue of $350 million in aggregate principal amount of Senior Subordinated Notes due 2020 (the “2020 Notes”). The 2020 Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis, jointly and severally, by each of the Company’s domestic subsidiaries that guarantee the Company’s senior secured credit facility. The 2020 Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Company intends to use the net proceeds from this offering, together with cash on hand, to fund (i) the purchase and making of consent payments with respect to the Company’s 7% Senior Subordinated Notes due 2014 (the “2014 Notes”) pursuant to the Company’s tender offer and consent solicitation, also announced today, (ii) the redemption of any and all 2014 Notes that remain outstanding following consummation of such tender offer and (iii) the payment of related fees and expenses.  Any remaining proceeds will be used for general corporate purposes.

The 2020 Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any jurisdiction, and until so registered, the 2020 Notes may not be offered or sold in the United States to, or for the account or benefit of, any United States person except pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of, any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Contacts
For Isle of Capri Casinos, Inc.
Dale R. Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director Corporate Communication-314.813.9368

SOURCE Isle of Capri Casinos, Inc.